Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

IR-Med, Inc.:

We consent to the use of our report dated May 7, 2021, with respect to the consolidated balance sheets of IR-Med, INC. as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin
Somekh Chaikin
Member Firm of KPMG International

Tel Aviv, Israel

May 7, 2021